As filed with the Securities and Exchange Commission on February 10, 2010

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

II-VI INCORPORATED

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1214948
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

(Address of principal executive offices, including Zip code)

II-VI INCORPORATED

2009 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Craig A. Creaturo

Chief Financial Officer and Treasurer

II-VI Incorporated

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

(Name and address of agent for service)

(724) 352-4455

(Telephone number, including area code, of agent for service)

Copies of communications to: Ronald Basso, Esquire Buchanan Ingersoll & Rooney PC One Oxford Centre 301 Grant Street, 20th Floor Pittsburgh, PA 15219-1410 (412) 562-8800 Fax: (412) 562-1041

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, no par value	2,300,000 shares	$25.83	$59,409,000	$4,235.86

(1)

If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered by this Registration Statement changes, the provisions of Rule 416 under the Securities Act of 1933, as amended, shall apply to this Registration Statement, and this Registration Statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this Registration Statement.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) and based on the average of the high and low sale prices for the Common Stock as quoted on the Nasdaq National Market System on February 4, 2010.

(3)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to employees as specified by Rule 428(b)(1). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “Commission”) either as a part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The registrant, II-VI Incorporated (the “Company”), hereby incorporates by reference into this Registration Statement the documents listed in (1) through (3) below. The Company also incorporates by reference into this Registration Statement, from the date of filing of such documents, all documents subsequently filed by it pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold:

(1) The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009;

(2) The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2009 and December 31, 2009; the Company’s Current Reports on Form 8-K filed on November 10, 2009, December 28, 2009, January 4, 2010, January 6, 2010, as amended, January 7, 2010 and January 19, 2010; and

(3) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Pennsylvania statutory law regarding directors and officers insurance and indemnification is embodied in Subchapter D (Sections 1741 through 1750) of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”). Sections 1741 (relating to third-party actions) and 1742 (relating to derivative and corporate actions) of the PBCL provide that, unless otherwise restricted by its bylaws, a business corporation shall have the power to indemnify any person who is made a party, or is threatened to be made a party, to a third-party or derivative action or proceeding, whether threatened, pending or completed, by reason that such person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for-profit or not-for-profit, partnership, joint venture, trust or other enterprise. The PBCL defines representative to mean a director, officer, employee or agent thereof (a “Representative”). The sections further state that, assuming the preceding conditions have been satisfied, the corporation is authorized to indemnify the Representative against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding. However, the Representative must have acted in good faith and with a reasonable belief that his or her actions were in the best interests, or not opposed to the best interests, of the corporation; and with respect to any criminal proceeding, the Representative must have had no reasonable cause to believe his or her conduct was unlawful.

Section 1743 of the PBCL provides mandatory indemnification for a Representative if he or she succeeds on the merits or otherwise in the defense of any claim or action or proceeding, or in defense of any claim, issue or matter therein. The corporation must indemnify him or her to the extent of his or her actual and reasonable expenses (including attorney’s fees) in connection with the claim or action.

Section 1745 of the PBCL states that expenses (including attorneys’ fees) incurred in defending any third-party or derivative action or proceeding may be paid by a business corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the representative to repay the amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation as authorized by the PBCL or otherwise. Except as otherwise provided in the corporation’s bylaws, advancement of expenses must be authorized by the board of directors of the corporation and shall not be authorized in connection with proceedings related to transactions with interested shareholders (Sections 1728 and 2538 of the PBCL).

Section 1746(a) states that the statutory rights of indemnification shall not be deemed exclusive of any other rights to which a person might be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to the action in his or her official capacity and as to the action or proceeding in another capacity while holding that office. However, 1746(b) forbids indemnification to be made in any case where the act or failure to act giving rise to the claim is determined by a court to be willful misconduct or recklessness. A corporation may not provide indemnification in the case of willful misconduct or recklessness.

The PBCL, in Section 1747, also authorizes corporations to purchase and maintain insurance on behalf of a Representative or a person who is or was serving at the request of the corporation as a representative of another domestic or foreign entity, whether or not the corporation would have the power to indemnify him or her. Such insurance is declared to be consistent with Pennsylvania’s public policy.

Section 6.02 of the Company’s By-Laws, as amended (the “By-Laws”), provides that a director shall not be personally liable for monetary damages for any action taken or failed to be taken unless the director has breached or failed to perform the duties of his office and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. A director’s criminal or tax liability is not limited by the foregoing provision.

Sections 6.03 and 6.04 of the By-Laws require the Company to indemnify any director, officer, employee or agent of the Company, or person serving at the Company’s request in such capacity for another corporation, partnership, joint venture, trust or enterprise, who was or is a party, or is threatened to be made a party, to any action, suit or proceeding (third-party or derivative), whether threatened, pending or completed and whether civil, criminal, administrative or investigative, if the person acted in good faith, in a manner he or she reasonably believed to be in the best interest of the corporation, and with respect to any criminal action or proceeding, with reasonable cause to believe his or her conduct was lawful. The right to indemnification conferred by this provision includes payment of all reasonable expenses (including attorney’s fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding. Section 6.04 (derivative actions) further states that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company unless and only to the extent that the Court of Common Please of the county in which the registered office of the Company is located or the court in which such action or suit was brought shall determine otherwise.

Section 6.05 prohibits the Company from providing indemnification whether the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 6.07 of the By-Laws provides that any indemnification will be made on a determination by: (i) a majority vote of directors not a party to the proceeding; (ii) a majority vote of disinterested directors; or (iii) shareholders that indemnification is proper and that such person has met the applicable standard of conduct.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are hereby filed as part of this Registration Statement:

Exhibit No.	Description

5.01	Opinion of Buchanan Ingersoll & Rooney PC as to the legality of the securities being registered

23.01	Consent of Deloitte & Touche LLP

23.02	Consent of Ernst & Young LLP

23.03	Consent of Buchanan Ingersoll & Rooney PC (included in Exhibit 5.01)

24.01	Power of Attorney (included on signature page to this Registration Statement on Form S-8)

99.01	II-VI Incorporated 2009 Omnibus Incentive Plan (incorporated by reference to Exhibit A to the Company’s definitive proxy statement on Schedule 14A filed September 25, 2009)

Item 9. Undertakings.

The Company hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with or furnished to the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Saxonburg, Commonwealth of Pennsylvania, on this 10th day of February, 2010.

II-VI INCORPORATED

By:	/s/ Craig A. Creaturo
Craig A. Creaturo, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Francis J. Kramer and Craig A. Creaturo, and each of them, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person’s name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments to this Registration Statement) and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Date	Capacity

/s/ Francis J. Kramer Francis J. Kramer, President, Chief Executive Officer and Director	February 10, 2010	Principal Executive Officer and Director

/s/ Carl J. Johnson Carl J. Johnson, Chairman	February 10, 2010	Chairman and Director

Signature	Date	Capacity

/s/ Craig A. Creaturo Craig A. Creaturo, Chief Financial Officer and Treasurer	February 10, 2010	Principal Financial and Accounting Officer

/s/ Joseph J. Corasanti Joseph J. Corasanti	February 10, 2010	Director

/s/ Wendy F. DiCicco Wendy F. DiCicco	February 10, 2010	Director

/s/ Thomas E. Mistler Thomas E. Mistler	February 10, 2010	Director

/s/ Marc Y.E. Pelaez Marc Y.E. Pelaez	February 10, 2010	Director

/s/ Peter W. Sognefest Peter W. Sognefest	February 10, 2010	Director

EXHIBIT INDEX

Exhibit No.	Description

5.01	Opinion of Buchanan Ingersoll & Rooney PC as to the legality of the securities being registered

23.01	Consent of Deloitte & Touche LLP

23.02	Consent of Ernst & Young LLP

23.03	Consent of Buchanan Ingersoll & Rooney PC (included in Exhibit 5.01)

24.01	Power of Attorney (included on signature page to this Registration Statement on Form S-8)

99.01	II-VI Incorporated 2009 Omnibus Incentive Plan (incorporated by reference to Exhibit A to the Company’s definitive proxy statement on Schedule 14A filed September 25, 2009)